EXHIBIT 10.4

October 12, 2010

Stephanie Westington
502 Willow Lane
Clarks Summit, PA 18411

Dear Stephanie:

In anticipation of the closing (the “Closing Date”) of the contemplated merger of Comm Bancorp, Inc. (“CBI”) with and into F.N.B. Corporation (“FNB”), the parties hereto agree to the following terms and conditions with respect to any rights of Stephanie Westington under March 17, 2010 employment agreement (the “Employment Agreement”) between CBI and Stephanie Westington:

•	Neither CBI nor FNB shall have any obligation to make any severance or change of control payment required by the Employment Agreement unless your termination of employment occurs after the earliest to occur of (i) the date upon which FNB converts CBI’s core processing system to FNB’s system, (ii) the date of your involuntary termination of employment by FNB (iii) March 31, 2011 or (iv) the date of your termination of employment as a result of your death, Disability (as defined below) or in order to attend to a Family Emergency (as defined below);

•	You further agree that if FNB has not completed the conversion by March 31, 2010, at FNB’s request, you will serve as a consultant, on an independent contractor basis, during weekends and evenings, at a rate of $50.00 per hour;

•	During the term of this Supplemental Agreement, CBI and FNB agree to continue to employ you at a) your current base salary and b) with the same employee benefit structure of similarly situated employees until your termination as set forth herein above. Should FNB terminate you prior to the conversion date of CBI’s core processing system to FNB’s system or March 31, 2011 whichever is earlier, without cause, as defined in the March 17, 2010 Employment Agreement to you providing for change of control benefits, FNB shall pay you, your current base salary through conversion date or March 31, 2011 whichever is earlier, in addition to any payments due under the March 17, 2010 Employment Agreement;

•	You hereby agree and acknowledge that any tax imposed on you pursuant to Section 280G or 409A of the Internal Revenue Code of 1986 in respect of any such change of control or severance benefit shall be your sole responsibility and neither CBI nor FNB shall have any liability or responsibility for any such tax liability;

•	Unless your employment terminates earlier, you will continue to receive the same annual salary from FNB as equals your current annual salary from CBI until the next annual FNB compensation review, which FNB typically conducts for salary changes to be effective April 1.

Stephanie Westington

October 12, 2010

For purposes of this supplemental agreement, (i) Disability shall mean the inability to engage in any substantial gainful activity or the receipt of benefits for at least three months under the CBI or FNB disability plan as a result of a medically determinable physical or mental impairment that is expected to result in death or continue at least twelve months; and (ii) Family Emergency shall mean a “serious health condition”, as provided by Section 101(11) of the Family and Medical Leave Act (FMLA), with respect to your spouse, child(ren) or parents.

Except as otherwise specifically provided in this supplemental agreement, all of the terms and conditions of the Employment Agreement, including medical and/or disability benefits, if any, shall remain in full force and effect.

If the foregoing correctly sets forth our agreement, please sign and date both enclosed copies of this letter and return one copy to me.

Sincerely,

/s/ William F. Farber, Sr.
William F. Farber, Sr.
President and Chief Executive Officer

/s/ Stephanie Westington
Stephanie Westington

Date: 10/12/10